UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2018

NantHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37792	27-3019889
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9920 Jefferson Blvd

Culver City, California 90232

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (310) 883-1300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Financial Officer

On September 6, 2018, NantHealth, Inc. appointed Bob Petrou as our interim Chief Financial Officer, effective as of September 12, 2018. In addition, Mr. Petrou will serve as our interim Principal Financial Officer.

Mr. Petrou, age 46, previously held various roles with Blackberry Limited, a telecommunications company, including Head of Finance - Mobility Solutions from 2016 to 2017, Head of Finance - HandHeld Devices and Emerging Solutions from 2014 to 2016, Sr. Director Finance, Manufacturing and Supply Chain from 2011 to 2014, Director Finance Outsourced MFG Ops from 2007 to 2011, and Plant Accountant from 2001 to 2007. Prior to Blackberry, Mr. Petrou served as Plant Accountant at Cooper Standard, an automotive component supply company, from 1999 to 2001. From 1997 to 1999, Mr. Petrou served as a Cost Accountant at Standard Products Co, an automotive component supply company. Mr. Petrou holds a Bachelor of Commerce degree in finance from the University of Guelph and is also a Chartered Professional Accountant and Certified Management Accountant.

Mr. Petrou will serve as the interim Chief Financial Officer and interim Principal Financial Officer pursuant to a consulting agreement between the Company and Mr. Petrou under which the Company will pay Mr. Petrou approximately $36,000 per month, plus reasonable travel expenses.

The above summary description of Mr. Petrou’s consulting agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the consulting agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

In addition, we have provided our standard form of indemnification agreement to Mr. Petrou. Mr. Petrou has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed. There are no family relationships between Petrou and any of our directors or executive officers.

Item 8.01	Other Events.

Outside Director Compensation

The compensation committee (the “Committee”) of our board of directors (the “Board”), in consultation with Mercer, its independent compensation consultant, had previously conducted a review of the Company’s compensation policy for its outside directors and recommended to the Board for approval an Outside Director Compensation Policy (the “Policy”). On September 6, 2018, the Board approved the Policy. Under the Policy, all non-employee directors are entitled to receive the following cash compensation for their services:

•	$50,000 per year for service as a Board member;

•	$10,000 per year additionally for service as chairman of the audit committee;

•	$10,000 per year additionally for service as an audit committee member;

•	$7,500 per year additionally for service as chairman of the compensation committee; and

•	$7,500 per year additionally for service as a compensation committee member.

All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.

Under the Policy, each non-employee director who first joins us is granted an initial award of restricted stock units having a grant date fair value of $325,000 on the date such person first becomes a non-employee director. 1/3rd of the shares subject to the initial awards vest annually after the date of grant, provided such non-employee director continues to serve as a director through each such date. The initial award will fully vest immediately prior to a change in control.

Under the Policy, on the date of each annual meeting of stockholders, each non-employee director who has been a non-employee director for 6 months or more on the date of the annual meeting is granted an annual award of restricted stock units having a grant date fair value of $100,000. The annual awards vest in full on the earlier of the day prior to the next annual meeting of our stockholders or the one-year anniversary of the date of grant, provided such non-employee director continues to serve as a director through such date. The annual awards will fully vest immediately prior to a change in control.

In connection with the adoption of the Policy, the Board also approved one-time grants of (i) restricted stock units with respect to 45,002 shares to each non-employee director of the Board; and (ii) restricted stock units having a grant date fair value of $100,000 to each non-employee director of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NantHealth, Inc.

By:	/s/ Patrick Soon-Shiong
Patrick Soon-Shiong Chief Executive Officer

Date: September 12, 2018